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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Boyd Bros. Transportation Inc.:

We have audited the accompanying balance sheets of Boyd Bros. Transportation Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, the Company terminated its S Corporation status on March 30, 1994 and became subject to corporate income taxes on that date.






/s/ Deloitte & Touche LLP

Birmingham, Alabama
February 13, 1997